Exhibit 2.3

            Conditional Delivery Agreement dated effective as of May 1, 1998, by and among UCI Medical Affiliates, Inc.; UCI Medical Affiliates of Georgia, Inc.; and MainStreet Healthcare Corporation.

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                         CONDITIONAL DELIVERY AGREEMENT


      This Conditional Delivery Agreement ("Agreement") is made to be effective as of 12:01 a.m. on the 1st day of May, 1998, by, between and among UCI Medical Affiliates, Inc., a Delaware corporation ("UCI"); UCI Medical Affiliates of Georgia, Inc., a South Carolina corporation ("UCI of GA"); and MainStreet Healthcare Corporation, a Delaware corporation ("MainStreet").


                                  INTRODUCTION.

      In connection with the closing on the date hereof of the transfer of substantially all of the assets of MainStreet to UCI of GA (the "Closing") as contemplated by that certain Acquisition Agreement and Plan of Reorganization dated February 9, 1998, by and among UCI; UCI of GA; MainStreet; MainStreet Healthcare Medical Group, P.C., a Georgia professional corporation; MainStreet Healthcare Medical Group, PC, a Tennessee professional corporation; Prompt Care Medical Center, Inc., a Georgia corporation; Michael J. Dare; A. Wayne Johnson; PENMAN Private Equity and Mezzanine Fund, L.P., a Delaware limited partnership; and Robert G. Riddett, Jr., as amended (the "Acquisition Agreement"), the parties hereto desire to provide for the issuance in consideration thereof of Two Million Nine Hundred One Thousand Three Hundred Ninety-Six (2,901,396) shares of the $0.05 par value voting common stock of UCI to MainStreet (the "Shares"), pursuant to the terms and conditions set forth in the Acquisition Agreement and herein.

      The parties hereto acknowledge and agree that the prior approval of the shareholders of UCI (in accordance with applicable Marketplace Rules of the National Association of Securities Dealers, Inc. and as necessary to amend the Certificate of Incorporation of UCI) is a condition for the issuance of the Shares which represent a portion of the consideration to be delivered to MainStreet for the assets of MainStreet, all as set forth in the Acquisition Agreement. As a result of the review by the Securities and Exchange Commission of the Preliminary Proxy Statement of UCI relating to the meeting of the shareholders of UCI at which such shareholder approval is to be solicited, such meeting cannot be held prior to the scheduled date of Closing. As a result of the foregoing, the parties hereto desire to enter into this Agreement whereby upon satisfaction of the conditions set forth herein UCI shall deliver the Shares to MainStreet, all upon the terms and conditions set forth herein.


                                   AGREEMENT.

      NOW, THEREFORE, in consideration of these premises and the mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      1. Issuance of Shares. Upon satisfaction of the conditions set forth in
  Section 2 below, UCI shall tender to MainStreet the Shares as contemplated by
  Section 7.1 of the Acquisition Agreement. At such time, UCI shall deliver a copy of the instructions to the transfer agent of UCI's common stock instructing the transfer agent to issue certificates evidencing the Shares to MainStreet and will do all things necessary to cause the issuance of the Shares and the prompt delivery of the certificates representing the Shares to MainStreet by the transfer agent. The transfer agent shall be instructed to deliver a certificate evidencing the HoldBack Shares to Nexsen Pruet Jacobs & Pollard, LLP pursuant to Section 13.6.1 of the Acquisition Agreement. The Shares, when issued, shall be duly

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   authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights. The parties hereto acknowledge that the Shares shall be issued to MainStreet pursuant to an exemption from registration under the securities laws, such as Rule 506 of SEC Regulation D, and the Shares shall be restricted shares subject to Rule 144 of the Securities Act of 1933. The certificates evidencing the Shares shall bear a restrictive legend in substantially the following form:




            THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, PLEDGED, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH SUCH ACT AND THE RULES AND REGULATIONS THEREUNDER AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THE COMPANY WILL TRANSFER SUCH SECURITIES ONLY UPON RECEIPT OF EVIDENCE SATISFACTORY TO THE COMPANY, WHICH MAY INCLUDE AN OPINION OF COUNSEL, THAT THE REGISTRATION PROVISIONS OF SUCH ACT HAVE BEEN COMPLIED WITH OR THAT SUCH REGISTRATION IS NOT REQUIRED AND THAT SUCH TRANSFER WILL NOT VIOLATE ANY APPLICABLE STATE SECURITIES LAWS.



      2. Conditions. The obligation of UCI to issue the Shares shall be subject, to the extent not waived by UCI, to the satisfaction of each of the following conditions:

            a. Approval of Shareholders of UCI. The shareholders of UCI approve
  (i) the amendment to UCI's Certificate of Incorporation to increase the number of authorized shares of the common stock, $0.05 par value, of UCI from 10,000,000 to 30,000,000 shares (the "Charter Amendment"); and (ii) the issuance of the Shares to MainStreet.

            b. Filing of Amendment to Charter. Upon the approval of the Charter Amendment, UCI shall cause the filing with the Delaware Secretary of State of the Charter Amendment, which UCI agrees shall be filed no more than three (3) business days after the approval of such Charter Amendment by the shareholders of UCI as contemplated in Section 2(A)(i) above.

            c. Bringdown of Investment Letters. MainStreet and each of the security holders of MainStreet (including without limitation the Class A and Class B shareholders of MainStreet) shall execute and deliver to UCI an affirmation, in form and substance acceptable to UCI, that each of the representations and warranties set forth in such entity or person's Investment Letter, executed and delivered to UCI at Closing pursuant to Section 8.3.8 of the Acquisition Agreement, is true and accurate in all material respects as of the date of the issuance of the Shares as set forth in Section 1 above.

      3. Registration Rights Agreement. Prior to the issuance of the Shares to MainStreet, UCI, MainStreet and each of the security holders of MainStreet (including without limitation the Class A and Class B shareholders of MainStreet) shall execute and deliver the registration rights agreement substantially in the form attached as Exhibit 8.4.2 to the Acquisition Agreement.

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            4) Failure of Conditions. In the event that as of July 1, 1998 for any reason any of the conditions set forth in Section 2 (the "Conditions") are not met, MainStreet shall have the option, exercisable by written notice to UCI on or before July 8, 1998 to either (i) require UCI to continue to use its reasonable best efforts to complete the Conditions no later than July 31, 1998, or (ii) unwind the transactions as herein provided (an "Unwind Event"). In the case of an Unwind Event or if the Conditions have not been met by July 31, 1998, the parties to the Acquisition Agreement shall immediately take all actions in their best efforts to restore the parties to the respective positions they held prior to the closing of the transactions contemplated in the Acquisition Agreement. In this connection, without limiting the generality of the foregoing, each party to the Acquisition Agreement shall (a) undertake all such actions necessary so that, to the greatest extent reasonably practicable, all liabilities and assets transferred from any party in the Acquisition are transferred back to such party, (b) shall execute and deliver any and all deeds, bills of sale, assignments, assumptions, and other instruments of conveyance or assumption as shall be reasonably required to return such liabilities and assets, and (c) perform such other acts as set forth in the Acquisition Agreement concerning the unwinding of the transactions contemplated in the Acquisition Agreement. The Transferees will use commercially reasonable efforts to hold separate and segregate the Assets until the conditions set forth in Section 2 above are satisfied. In the event for any reason a party (the Maker") is unable to return to any other party (the "Holder") any assets (including any cash) or liabilities received by or from the Holder pursuant to the Acquisition Agreement, the Maker shall immediately execute and delivery to the Holder a promissory note (the "Note") in favor of the Holder in an original principal amount equal to, with respect to any party, the excess, if any, of the amount of the fair market value of any and all assets which are not returned by such party as set forth above over the fair market value of any and all liabilities which are not returned by such party in each case taking into account the terms of the Acquisition Agreement. Such Note shall bear interest at the then "Prime Rate" as listed in the Money Rates Section of the Wall Street Journal, and all interest and principal thereunder shall be due and payable one month after the date of execution of such Note.

            5) Subject to Acquisition Agreement. This Agreement is made, executed and delivered in connection with the Acquisition Agreement, and is subject to all the terms, provisions, and conditions thereof. To the extent of any conflict between the terms hereof and thereof, the terms of the Acquisition Agreement shall be controlling.

            6) Miscellaneous. In the event any provision hereof is held to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision hereof. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof, and no representations, inducements, promises or agreements, oral or otherwise, not expressly set forth herein shall be of any force or effect. No amendment to this Agreement shall be binding upon any of the parties hereto unless said amendment is in writing and signed by the party against whom enforcement of said amendment is sought. No party hereto shall assign this Agreement or any interest or obligation herein. All titles or captions of the paragraphs set forth in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement, or the intent of any provision hereof. All references to Sections and Exhibits shall mean the Sections and Exhibits of this Agreement unless otherwise specified. Time is of the essence of this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of South Carolina. No provision of this Agreement shall be interpreted against any party because such party or its legal representative drafted such provision. All rights and remedies of a party hereunder shall be cumulative and in addition to such rights and remedies as may be available to a party at law or equity. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original but which together shall constitute one and the same original.

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      IN WITNESS WHEREOF, the parties have executed this Conditional Delivery
Agreement under seal with the corporate parties acting by and through their duly authorized officers, effective as of the date first above written.

UCI MEDICAL AFFILIATES, INC.               MAINSTREET HEALTHCARE CORPORATION



By: /S/ JERRY WELLS, JR.                   By:  /S/ ROBERT G. RIDDETT, JR.
    ------------------------------             ---------------------------
    Jerry F. Wells, Jr.                         Robert G. Riddett, Jr.
    Its: Executive Vice President of Finance    Its:  President
         and Chief Financial Officer


UCI MEDICAL AFFILIATES OF
GEORGIA, INC.



By: /S/ JERRY F. WELLS, JR.
    ---------------------------------
    Jerry F. Wells, Jr.
    Its: Executive Vice President of Finance
         and Chief Financial Officer